United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2017

CHINA JO-JO DRUGSTORES, INC.

(Exact name of Registrant as specified in charter)

Nevada	001-34711	98-0557852
(State or other jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1st Floor, Yuzheng Plaza, No. 76, Yuhuangshan Road

Hangzhou, Zhejiang Province, People’s Republic of China 310002

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: +86 (571) 88077078

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐     Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 3, 2017, China Jo-Jo Drugstores, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with CareRetail Holdings Limited, an exempt company incorporated under the laws of the Cayman Islands (the “Investor”) pursuant to which the Company agreed to sell to the Investor, and the Investor agreed to purchase from the Company, through a private placement, an aggregate of 4,840,000 shares (the “Shares”) of the common stock, par value $0.001 per share, of the Company (“Common Stock”), at a purchase price of $2.20 per share, for aggregate gross proceeds to the Company of $10,648,000 (the “Private Placement”). The Shares are restricted shares and cannot be resold without an effective registration statement or a valid exemption.

The Private Placement is expected to close (the “Closing”) on or about January 6, 2017, subject to satisfaction of customary closing conditions, the Company’s receipt of the approval from the NASDAQ Stock Market regarding the listing of the Shares on the NASDAQ Stock Exchange and the entry into a joint venture agreement as described below. The Company intends to use the proceeds from the Private Placement for working capital and general corporate purposes. As a result of the Private Placement, upon and as of the Closing, the Investor will own approximately 19.2% of the Company’s issued and outstanding shares of Common Stock, or 18.0% on a fully-diluted basis.

Concurrently to the entry into the Purchase Agreement, the Company entered into an Investor Rights Agreement (the “IRA”) with the Investor, Mr. Lei Liu, Ms. Li Qi (Mr. Liu and Ms. Qi are collectively referred to as the “Founder Parties”) and certain other parties. Pursuant to the IRA, the Investor shall be entitled to appoint one director to the Company’s board of directors. In no event can the Investor have the right to designate such a director if it holds less than 5% of the total outstanding shares of the Company. The Investor also has certain consent rights over actions such as, without limitation, change of control transactions, issuances of preferred stock, amendments to the charter or bylaws of the Company, the incurrence of indebtedness over $2 million and certain material asset purchases and dispositions. The Investor shall have the demand registration rights, piggy-back registration rights and Form S-3/F-3 registration rights over the Shares, as customary in such types of transactions, exercisable six months after the Closing. The Investor shall, pursuant to the IRA, also has first refusal and tag-along rights over the sale of Common Stock by the Founder Parties and the preemptive rights on the Company’s future issuance of securities (with certain customary exceptions such as equity grants to the Company’s employees, directors, consultants and other service providers) until the Investor holds less than 50% of the Shares and such holding is less than 10% of the total issued and outstanding shares of Common Stock. The Investor shall not transfer its Shares to a competitor of the Company without the prior written consent of the Founder Parties.

On or prior to the Closing, the Company shall direct Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd., a company organized under the laws of the People’s Republic of China, to enter into a joint venture agreement with the Investor’s designated entity.

The foregoing descriptions of the Purchase Agreement and the IRA do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement and the IRA which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Securities Purchase Agreement dated January 3, 2017

10.2	Investor Rights Agreement dated January 3, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2017

CHINA JO-JO DRUGSTORES, INC.

By:	/s/ Lei Liu
Name:	Lei Liu
Title:	Chief Executive Officer

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